Exhibit 99.1
CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES DATE OF ITS ANNUAL MEETING OF
STOCKHOLDERS AND DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS
St. Paul, Minn. — September 9, 2010 — Cardiovascular Systems, Inc. (Nasdaq: CSII) today announced that it will hold its Annual Meeting of Stockholders at 10:00 a.m., Central Standard Time, on Thursday, November 18, 2010, at the company’s offices, located at 651 Campus Drive, St. Paul, Minnesota 55112. Stockholders of record as of the close of business on September 23, 2010 are entitled to notice of and to vote at the Annual Meeting.
Rule 14a-8 Stockholder Proposal Deadline
The Annual Meeting date represents a change of more than 30 days from the anniversary of the company’s last annual meeting of stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the company has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the company’s proxy materials for the Annual Meeting. The new deadline for the submission of stockholder proposals is the close of business on September 24, 2010. Such proposals should be delivered to: Cardiovascular Systems, Inc., 651 Campus Drive, St. Paul, Minnesota 55112, Attention: Secretary. The company recommends that such proposals be sent by certified mail, return receipt requested. Such proposals will also need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the company’s proxy materials and may be omitted if not in compliance with applicable requirements.
About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® and Diamondback Predator 360™ PAD Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. As many as 12 million Americans suffer from peripheral arterial disease (PAD), which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and can lead to tissue loss and eventually limb amputation. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD, and CSI commenced a U.S. product launch in September 2007. Since then, nearly 30,000 procedures have been performed using the Diamondback 360° in leading institutions across the United States. For more information visit the company’s Web site at www.csi360.com.

Contacts:
For Cardiovascular Systems, Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com
Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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